Exhibit (a)(1)(G)

NICE-SYSTEMS LTD.
PAPER NOTICE OF WITHDRAWAL

        If you previously elected to exchange your options granted before September 1, 2008 with an exercise price of greater than $30.00 per share (the “Eligible Options”), but you would like to change your decision and withdraw some or all of your grants of Eligible Options, you must sign this Notice of Withdrawal and return it to Tzur Tamir by fax at +972-9-743-7488, by email at tenderoffer@nice.com, by hand delivery or by mail at 8 Hapnina Street, Ra’anana, Israel on or before 4:00 p.m., Eastern Daylight Time, on August 5, 2009, unless the offer is extended. If you have questions, please contact Tzur Tamir at +972-9-775-2339 or by email at tenderoffer@nice.com.

To NICE-Systems Ltd.:

        I previously received a copy of the Offer to Exchange, dated June 23, 2009 (the “Offer to Exchange”) and an election form (the “Election Form”). I signed and returned the Election Form, in which I chose to accept NICE-Systems Ltd.‘s offer to exchange one or more grants of Eligible Options. I now wish to withdraw some or all of the grants of Eligible Options I surrendered for exchange, as listed below (the “Withdrawn Option”). I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any of the Withdrawn Options for exchange.

        I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 4:00 p.m., Eastern Daylight Time, on August 5, 2009, or if NICE-Systems Ltd. extends the deadline to exchange Eligible Options, before the extended expiration of the offer. If I later choose to have the Withdrawn Options exchanged, I must submit a new election form, along with any other required documents, prior to the expiration of the offer.

        By rescinding my election to NICE-Systems Ltd. to exchange the grants of Eligible Options indicated below, I understand that I will not receive any new options or new restricted share units and I will keep my old options with respect to such grants (with the same exercise price as before). These options will continue to be governed by the incentive plan under which they were granted and existing option grant documents between NICE-Systems Ltd. and me.

        I have completed and signed the following exactly as my name appears on my original Election Form.

☐	I do not wish you to exchange any of my Eligible Options listed below:

Grant Number	Grant Date	Eligible Options	Option Price

___________________________________________________________________________________________________________
                                                                                                                    Signature

Date:____________________________, 2009

Name:______________________________________________________________________________________________________
                                                                                                                 (Please Print)

I.D./Social Security No.:_________________________________________